Exhibit (a)(5)(vii)

THE INFORMATION CONTAINED IN THIS ANNOUNCEMENT IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN OR INTO AUSTRALIA, CANADA, JAPAN, NEW ZEALAND, SINGAPORE, THE REPUBLIC OF SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION FOR THE PURPOSES OF ARTICLE 7 OF THE UK VERSION OF THE MARKET ABUSE REGULATION (EU 596/ 2014) AS IT FORMS PART OF UK LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018, AS AMENDED.

24 June 2024

PureTech Health plc

Completion of Tender Offer & Total Voting Rights

PureTech Health plc (Nasdaq: PRTC, LSE: PRTC) (“PureTech” or the “Company”), a clinical-stage biotherapeutics company dedicated to changing the lives of patients with devastating diseases, confirms that the Tender Offer announced by the Company on 20 May 2024 is now complete as of 24 June 2024. The total value returned to Shareholders via the Tender Offer is $100 million.

Terms used in this announcement shall have the same meaning as set out in the Company’s Circular in respect of the Tender Offer dated 20 May 2024.

Pursuant to the terms of the Tender Offer, Jefferies International Limited (“Jefferies”) purchased 31,540,670 Ordinary Shares (including Ordinary Shares represented by ADSs) at the fixed price of 250 pence per Ordinary Share (equivalent to £25.00 per ADS) (the “Tender Price”) representing an aggregate amount of $100 million. On Monday 24 June 2024, these Ordinary Shares (including Ordinary Shares represented by ADSs) were subsequently acquired from Jefferies by the Company on the London Stock Exchange pursuant to the terms of an Option Agreement at the Tender Price. The Company intends to cancel the 31,540,670 Ordinary Shares delivered from Jefferies, which are currently held in treasury.

Settlement of the Tender Offer consideration will be payable as follows:

Shareholders of Ordinary Shares

•	the proceeds payable to the Company’s Shareholders for Ordinary Shares held in Certificated Form purchased under the Tender Offer will be despatched in the form of a cheque by or on 3 July 2024; and

•	the proceeds payable to the Company’s Shareholders for Ordinary Shares in Uncertificated Form purchased under the Tender Offer will be paid through CREST by or on 25 June 2024.

ADSs Holders

•

the proceeds payable for successfully tendered Ordinary Shares represented by ADS Holders who hold ADSs on the books of the Depositary will be despatched in the form of a cheque by or on 3 July 2024, at the risk of the person entitled thereto; and

•

the proceeds payable for successfully tendered Ordinary Shares represented by ADSs held by ADS Holders who hold ADSs through a bank, broker or other nominee participant of DTC will be made to DTC by or on 3 July 2024.

The Company intends to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment where the Company will follow English law and practice.

All cash payments of proceeds for successfully tendered Ordinary Shares represented by ADSs under the Tender Offer will be made (i) by Jefferies in pounds sterling by CREST payment to the nominee account of the Depositary, in respect of Ordinary Shares underlying the ADSs, and then (ii) after conversion thereof by the Tender Agent, in US dollars, (a) in the case of ADS Holders whose ADSs are held on the books of the Depositary, by cheque, and (b) in the case of payment to Cede & Co., as nominee for DTC, by wire transfer issued by a US bank, in each case in respect of ADSs purchased in the Tender Offer. The actual amount of US dollars received will depend upon the exchange rate obtained when such currency is exchanged. In all cases, fluctuations in the US dollar/pound sterling exchange rate are at the risk of the tendering ADS Holders who will receive their consideration in US dollars.

Total Voting Rights

Following completion of the Tender Offer and the cancellation of 31,540,670 Ordinary Shares (including Ordinary Shares represented by ADSs), and in accordance with Rule 5.6.1 of the Financial Conduct Authority’s Disclosure Guidance and Transparency Rules, the Company’s Issued Ordinary Share Capital as at 24 June 2024 consists of 239,318,580 Ordinary Shares, all of which carry voting rights. The Company holds 18,608,909 Ordinary Shares in treasury. Therefore, the total number of voting rights attaching to Ordinary Shares in the Company is 239,318,580.

239,318,580 may be used by Shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, Ordinary Shares to the Company under the Financial Conduct Authority’s Disclosure Guidance and Transparency Rules.

Contact:

PureTech Health plc

Public Relations

publicrelations@puretechhealth.com

Investor Relations

IR@puretechhealth.com

Jefferies International Limited

Ed Matthews

+44 (0)20 7548 4107

ematthews1@jefferies.com

Jee Lee

+44 (0)20 7029 8545

Jee.Lee@jefferies.com

UK/EU Media

Ben Atwell, Rob Winder

+44 (0) 20 3727 1000

puretech@fticonsulting.com

US Media

Nichole Bobbyn

+1 774 278 8273

nichole@tenbridgecommunications.com

About PureTech Health

PureTech is a clinical-stage biotherapeutics company dedicated to giving life to new classes of medicine to change the lives of patients with devastating diseases. The Company has created a broad and deep pipeline through its experienced research and development team and its extensive network of scientists, clinicians and industry leaders that is being advanced both internally and through its Founded Entities. PureTech’s R&D engine has resulted in the development of 29 therapeutics and therapeutic candidates, including two that have received both U.S. FDA clearance and European marketing authorization and a third (KarXT) that has been filed for FDA approval. A number of these programs are being advanced by PureTech or its Founded Entities in various indications and stages of clinical development, including registration enabling studies. All of the underlying programs and platforms that resulted in this pipeline of therapeutic candidates were initially identified or discovered and then advanced by the PureTech team through key validation points.

For more information, visit www.puretechhealth.com or connect with us on X (formerly Twitter) @puretechh.

Important Notice

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Ordinary Shares (including Ordinary Shares represented by ADSs). The Tender Offer is made only pursuant to the Circular, the related Tender Form with respect to the Ordinary Shares and the related Letter of Transmittal with respect to the ADSs, which Shareholders were advised to read in full.

Jefferies, which is authorised and regulated by the Financial Conduct Authority in the United Kingdom (“FCA”), is acting exclusively for the Company as financial advisor and broker in connection with the Tender Offer and is not, and will not be, responsible to anyone other than the Company for providing the protections afforded to its clients nor for providing advice in connection with the Tender Offer or any other matters set out in this announcement.

Apart from the responsibilities and liabilities, if any, which may be imposed on Jefferies under the Financial Services and Markets Act 2000, as amended or the regulatory regime established thereunder: (i) neither Jefferies or any persons associated or affiliated with Jefferies accepts any responsibility whatsoever or makes any warranty or representation, express or implied, in relation to the contents of this announcement, including its accuracy, completeness or verification or for any other statement made or purported to be made by, or on behalf of it, the Company or the directors of the Company, in connection with the Company and/or the Tender Offer; and (ii) Jefferies accordingly disclaims, to the fullest extent permitted by law, all and any liability whatsoever, whether arising in tort, contract or otherwise (save as referred to above) which it might otherwise be found to have in respect of this announcement or any such statement.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements that relate to our expectations around our therapeutic candidates and approach towards addressing major diseases, our future prospects, developments, and strategies, and statements regarding the intent, belief or current expectations regarding the Tender Offer, including the timing of payment. The forward-looking statements are based on current expectations and are subject to known and unknown risks, uncertainties and other important factors that could cause actual results, performance and achievements to differ materially from current expectations, including, but not limited to, those risks, uncertainties and other important factors described under the caption “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2023 filed with the SEC and in our other regulatory filings. These forward-looking statements are based on assumptions regarding the present and future business strategies of the Company and the environment in which it will operate in the future. Each forward-looking statement speaks only as at the date of this press release. Except as required by law and regulatory requirements, we disclaim any obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.